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RUDOLPH, PALITZ LLC
1777 SENTRY PARKWAY WEST
DUBLIN HALL, SUITE 400
BLUE BELL, PA 19422
(215) 641-8600
FAX (215) 641-9690



August 1, 2000


Mr. Jeffrey Andrews
Chief Financial Officer
Collectible Concepts Group, Inc.
1600 Lower State Road
Doylestown, PA 18901

Dear Mr. Andrews:

         On August 1, 2000, Rudolph Palitz LLC merged with McGladrey & Pullen, LLP. As a result of this transaction, the client-auditor relationship between Collectible Concepts Group, Inc. (Commission File Number 0-030703) and Rudolph, Palitz LLC has ceased.

Sincerely,

/s/ Rudolph, Palitz LLC
-------------------------------
Rudolph, Palitz LLC



cc:  Office of the Chief Accountant
     SECPS Letter File
     Securities and Exchange Commission
     Mail Stop 11-3
     450 Fifth Street, N.W.
     Washington, DC 20549